Exhibit 99.1

For Immediate Release	Media Contact:	Kellee McGahey (843) 529-5574
	Analyst Contact:	Jim Mabry (843) 529-5593

South State Corporation Reports Second Quarter 2018 Results and

Quarterly Cash Dividend

COLUMBIA, S.C.—July 30, 2018—South State Corporation (NASDAQ: SSB)  today released its unaudited results of operations and other financial information for the three-month and six-month periods  ended June 30, 2018.  Highlights for the second quarter of 2018 include the following:

•Second quarter 2018 financial results:

oNet income was $40.5 million, compared with $42.3 million in the  first quarter of 2018, a decrease of $1.8 million

oDiluted EPS of $1.09 compared with $1.15, a decrease of $0.06

oAdjusted net income (non-GAAP) was $52.7 million, compared to $51.2 million, a 2.8% increase, or $1.5 million

oAdjusted diluted EPS (non-GAAP) of $1.43, compared to $1.39, a 2.9% increase

oThere are four specific items to note:  (1) completed the system conversion from the Park Sterling (PSTB) merger and closed 10 branches; (2) net loan growth totaled $191.6 million, or 7.2% annualized; (3) total deposits were flat and interest expense increased by $3.1 million; and (4) increased the cash dividend to $0.35 per share, up $0.01 per share over last quarter.

•Performance ratios  second quarter 2018 compared to first quarter 2018

oReturn on average assets totaled 1.12%  compared to 1.19%

oAdjusted return on average assets (non-GAAP) was 1.45%  compared to 1.44%

oReturn on average equity totaled 6.96% compared to 7.41%

oReturn on average tangible equity (non-GAAP) was  13.79% compared to 14.69%

oAdjusted  return on average tangible equity (non-GAAP) increased to 17.68% from 17.60%

oEfficiency ratio was 65.6%  down from 66.7%, due primarily to lower salaries and employee benefits

oAdjusted efficiency ratio (non-GAAP) was 57.3%  an improvement from 60.0% (excluding merger-related and conversion expenses and securities losses (gains))

•Balance sheet linked quarter

oCash and cash equivalents decreased by $247.7 million

oNet loan growth for the quarter totaled $191.6 million, or 7.2% annualized, spread across consumer real estate, commercial & industrial, and commercial owner occupied real estate, with limited CRE growth

oNoninterest bearing deposits increased by $32.0 million, or 4.1% annualized; and interest bearing deposits decreased by $56.8  million,  or 2.7% annualized, led by a reduction in brokered deposits of $54.3 million

oOther borrowings decreased $99.8 million from repayment of FHLB advances during the quarter

oShareholders’ equity increased $25.8 million,  primarily from net income, net of the dividends paid, of $27.9 million offset by accumulated other comprehensive loss (“AOCI”) of $5.7 million, net of tax, primarily from the available for sale securities portfolio

oTotal equity to total assets increased to 16.12% from 15.81%

oTangible equity to tangible assets (non-GAAP) increased to 9.45% from 9.20%

•Asset quality

oNonperforming assets (NPAs) increased by $8.1 million, or 23.9%, to $42.2 million at June 30, 2018, primarily due to properties from branch closures related to the merger with PSTB taken into other real estate owned (OREO), from the level at March 31, 2018, and increased by $7.8 million, or 22.70% from June 30, 2017

oNPAs to total assets increased to 0.29% at June 30, 2018,  from 0.23%  at March 31, 2018 and improved from 0.31% at June 30, 2017

oNet charge-offs on non-acquired loans were 0.01% annualized, or $189,000,  compared to $367,000, or 0.02% annualized in the  first quarter of 2018.  Compared to the second quarter of 2017, net charge offs totaled $756,000, or 0.05% annualized.

oNet charge-offs on acquired non-credit impaired loans were 0.14% annualized, or $1.1 million, compared to 0.02% annualized, or $169,000 in the first quarter of 2018.  In the second quarter of 2017, net charge-offs were 0.10% annualized, or $429,000.

oCoverage ratio of ALLL on non-acquired non-performing loans was 322% at June 30, 2018 compared to 316% at March 31, 2018 and 297% at June 30, 2017.

Quarterly Cash Dividend

The Board of Directors of South State Corporation declared a quarterly cash dividend on July 26, 2018, of $0.35 per share payable on its common stock.  This per share amount is higher by $0.01 per share, or 2.9%, compared to last quarter and $0.02 per share, or 6.1%, higher than the same quarter one year ago.  The dividend will be payable on August 24, 2018 to shareholders of record as of August 17, 2018.

Durbin Impact

Effective July 1, 2018, the cap on interchange fees under the Durbin amendment will be in effect for the Company.  We expect lower interchange income of approximately $8.5 million (pre-tax) during the last half of 2018.

Park Sterling – Fair Value Adjustments

During the second quarter of 2018, the Company adjusted the fair values of certain acquired assets and liabilities.  These adjustments are reflected below in the column labeled “6/30/2018 Fair Value Adjustments”.  The adjustments include the following:

1.Loans were adjusted to reflect movement between acquired credit impaired (ACI) loan portfolio and acquired noncredit impaired (ANCI) loan portfolio, and the movement in interest rates (from 9/30/2017) between initial fair values and interest rates at November 30, 2017.  The fair value adjustment (discount) on these loans totaled $9.1 million, with $2.4 million related to credit and $6.7 million related to noncredit.  This resulted in more acquired loan interest income during the second quarter of 2018 of approximately $516,000.

2.Intangible assets (core deposit intangible) increased by $3.3 million from the movement in interest rates, resulting in more amortization expense during the second quarter of 2018 of $321,000.

3.Interest-bearing liabilities (time deposits) fair values were adjusted as well for the movement in interest rates resulting in less premium than originally valued.  This resulted in higher interest expense during the second quarter of 2018 of $236,000.

The reduction in net income resulting from all of these adjustments totaled approximately $41,000, pre-tax.

South State Corporation

Park Sterling Corporation

11/30/2017

							Fair Value of
		11/30/2017					Net Assets
		Initial		3/31/2018	6/30/2018		Acquired at
	As Recorded	Fair Value		Fair Value	Fair Value		Date of
(Dollars in thousands)	by PSTB	Adjustments		Adjustments	Adjustments		Acquisition
Assets
Cash and cash equivalents	$116,454	$—					$116,454
Investment securities	461,261	1,444	(a)	219			462,924
Loans held for sale	2,200	68,686	(b)	(50)	46		70,882
Loans	2,346,612	(95,878)	(c)	—	(9,131)	1	2,241,603
Premises and equipment	61,059	(4,882)	(d)	(387)			55,790
Intangible assets	73,090	(46,915)	(e)		3,321	2	29,496
Other real estate owned and repossessed assets	2,549	(429)	(f)	210			2,330
Bank owned life insurance	72,703	—					72,703
Deferred tax asset	17,963	11,596	(g)	3	2,022		31,584
Other assets	21,595	(476)	(h)				21,119
Total assets	$3,175,486	$(66,854)		$(5)	$(3,742)		$3,104,885

Liabilities
Deposits:
Noninterest-bearing	$561,874	$—					$561,874
Interest-bearing	1,886,810	2,692	(i)		(612)	3	1,888,890
Total deposits	2,448,684	2,692		—	(612)		2,450,764
Federal funds purchased and securites sold under agreements to repurchase	—	—					—
Other borrowings	329,249	11,689	(j)				340,938
Other liabilities	24,179	2,131	(k)				26,310
Total liabilities	2,802,112	16,512		—	(612)		2,818,012
Net identifiable assets acquired over liablities assumed	373,374	(83,366)		(5)	(3,130)		286,873
Goodwill	—	402,951		5	3,130		406,086
Net assets acquired over liabilities assumed	$373,374	$319,585		$—	$—		$692,959

Consideration:
South State Corporation common shares issued							7,480,343
Purchase price per share of the Company's common stock							$92.05
Company common stock issued and cash exchanged for fractional shares							$688,654
Cash paid for stock option redemptions							4,305
Fair value of total consideration transferred							$692,959

Initial Fair Value Adjustments:

(a)	Adjustment reflects marking the securities portfolio to fair value as of the acquisition date.
(b)	Adjustment reflects a reclass of $68.7 million by SSB of Shared National Credits (loans) from loans held for investment to loans held for sale.
(c)

Adjustment reflects the fair value adjustments (discount) of $60.9 million based upon the Company's evaluation of acquired loans. This amount excludes the allowance for loan losses (ALLL) and fair value adjustment (discount) of $12.5 million and $21.3 million, respectively recorded by PSTB and is net of the $68.7 million reclass related to the Shard National Credits noted in (b) above.

(d)	Adjustment reflects the fair value adjustments based on the Company's evaluation of the acquired premises and equipment.
(e)	Adjustment reflects the recording of a 1.66% CDI on the acquired deposit accounts that totaled $26.2 million offset by a write-off of $73.1 million of existing goodwill and CDI acquired from PSTB.
(f)	Adjustment reflects the fair value adjustments to other real estate owned (OREO) based on the Company's evaluation of the acquired OREO porfolio.
(g)	Adjustment to record deferred taxes related to the fair value adjustments and an adjustment from the PSTB rate to the SSB rate.
(h)	Adjustment reflects the write-off of accrued interest receivable and certain prepaid expenses.
(i)	Adjustment reflects the premium for fixed maturity time deposits of $2.95 million offset by the write-off of existing fair value marks

(j)	Adjustment reflects fair value adjustment (discount) of $2.4 million of PSTB's trust preferred securities offset by the write-off of existing PSTB discount on senior debt and TRUPs of $14.0 million.
(k)	Adjustment reflects the fair value adjustments to employee benefit plans of $1.5 million along with other adjustments of miscellaneous liabilities.

Second Quarter 2018 Financial Performance

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
INCOME STATEMENT	2018	2018	2017	2017	2017	2018	2017
Interest income
Loans, including fees (8)	$129,852	$127,041	$108,319	$95,864	$93,600	$256,893	$185,352
Investment securities, federal funds sold and securities purchased under agreements to resell	11,880	11,007	9,505	8,547	9,179	22,887	18,413
Total interest income	141,732	138,048	117,824	104,411	102,779	279,780	203,765
Interest expense
Deposits	10,009	6,913	4,220	2,974	2,661	16,922	5,158
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	2,161	2,162	1,330	1,118	1,087	4,323	2,214
Total interest expense	12,170	9,075	5,550	4,092	3,748	21,245	7,372
Net interest income	129,562	128,973	112,274	100,319	99,031	258,535	196,393
Provision for loan losses	4,478	2,454	3,808	2,062	2,313	6,932	6,020
Net interest income after provision for loan losses	125,084	126,519	108,466	98,257	96,718	251,603	190,373
Noninterest income*	37,525	40,555	36,762	33,735	35,316	78,080	69,533
Pre-tax operating expense*	96,410	102,167	84,645	77,718	79,974	198,577	161,455
Branch consolid./acquisition and merger expense	14,096	11,296	17,621	1,551	4,307	25,392	25,331
Other	5,877	5,877	5,877	5,877	5,877	4,539	4,539
Total noninterest expense	110,506	113,463	102,266	79,269	84,281	223,969	186,786
Income before provision for income taxes	52,103	53,611	42,962	52,723	47,753	105,714	73,120
Provision for income taxes, includes deferred tax revaluation	11,644	11,285	40,541	17,677	15,930	22,929	23,033
Net income	$40,459	$42,326	$2,421	$35,046	$31,823	$82,785	$50,087

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$40,459	$42,326	$2,421	$35,046	$31,823	$82,785	$50,087
Securities losses (gains), net of tax	505	—	(22)	(349)	(73)	505	(73)
Provision for income taxes, deferred tax revaluation	613	—	26,558	—	—	613	—
Branch consolid./acquisition and merger expense, net of tax	11,112	8,918	12,431	1,031	2,870	20,030	18,007
Adjusted net income (non-GAAP)	$52,689	$51,244	$41,388	$35,728	$34,620	$103,933	$68,021

Basic earnings per common share	$1.10	$1.15	$0.08	$1.20	$1.09	$2.25	$1.73
Diluted earnings per common share	$1.09	$1.15	$0.08	$1.19	$1.08	$2.24	$1.71
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.44	$1.40	$1.31	$1.23	$1.19	$2.84	$2.35
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.43	$1.39	$1.30	$1.22	$1.18	$2.82	$2.33
Dividends per common share	$0.34	$0.33	$0.33	$0.33	$0.33	$0.67	$0.66
Basic weighted-average common shares outstanding	36,676,887	36,646,198	31,654,947	29,114,574	29,094,908	36,656,689	28,985,390
Diluted weighted-average common shares outstanding	36,928,981	36,899,068	31,905,505	29,385,041	29,364,916	36,909,739	29,252,321
Effective tax rate	22.35%	21.05%	94.36%	33.53%	33.36%	21.69%	31.50%

*These lines include a reclassfiication of network costs directly related to interchange and debit card transaction fees. ASU 2014-09 - Revenue recognition requires netting of these expenses with the related revenue. All periods have been adjusted for this reclassification, and there was no impact to net income or capital for any period presented.

The Company reported consolidated net income of $40.5 million, or $1.09 per diluted common share for the three-months ended June 30, 2018,  a  $1.8  million decrease from the first quarter of 2018.  Interest income was up $3.7 million as a result of an increase in non-acquired loan interest income of $5.5 million during the second quarter,  partially offset by lower acquired interest income of $2.8 million, as the acquired loan portfolio continued to decline during the quarter.  Interest expense increased by $3.1 million, with $1.8 million increase from transaction and money market accounts, $812,000 attributable to certificate and other time deposits and $486,000 in savings accounts.  These increases in interest expense were due to the continued higher cost of the deposit base.  The Company’s cost of funds was 0.55% for the second quarter of 2018, an increase of 0.14% from the first quarter of 2018.  Compared to the second quarter of 2017, cost of funds increased by 0.33% which was primarily the result of the addition of Park Sterling funding cost and increases related to the Company’s deposit base.  The total provision for loan losses increased $2.0 million compared to the first quarter of 2018.  Valuation allowance (impairment) related to acquired loans was $359,000 higher than in the first quarter of 2018,  as several pools had reduced cash flows and extensions of timing of expected cash flows. The provision for loan losses related to acquired non-credit impaired loans was higher by $1.1 million,  compared to the first quarter of 2018.  One loan was charged off during the quarter which totaled approximately $750,000.  The provision for loan losses on non-acquired loans was $738,000 higher compared to the first quarter of 2018 due primarily to loan growth during the quarter.  Noninterest income decreased by $3.0 million.  Mortgage banking income was down $1.6 million and acquired loan recoveries declined $808,000.  Salaries and employee benefits were $7.4 million lower.  This decline was primarily due to lower to payroll taxes, $2.8 million in bonuses paid to all employees during the first quarter, and fewer FTEs.  Many noninterest expense categories were lower for the second quarter of 2018 due to the conversion and branch closures related to the Park Sterling merger.

Income Tax Expense

During the second quarter of 2018, the Company’s effective income tax rate was 22.35%, or $11.6 million.  As a result of the changes in fair value of the Park Sterling opening balance sheet, the Company recorded $613,000 in additional income tax expense related to the revaluation of deferred taxes.  Without this charge, the effective rate for the second quarter was 21.17%, compared to the first quarter of 2018 was 21.05%.  On a year-to-date basis, the effective rate was 21.69%, including the additional deferred tax charge and 21.11% without the charge.

“We continued to produce attractive levels of profitability in the second quarter,” said Robert R. Hill, Jr., CEO of South State Corporation.  “The recently announced management changes put into place the next generation of leadership at South State.  Our bank’s talented team combined with high growth markets, good core funding, a diverse loan portfolio and a solid capital base put us in a good competitive position.”

Balance Sheet and Capital

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
BALANCE SHEET	2018	2018	2017	2017	2017
Assets
Cash and cash equivalents	$396,849	$644,504	$377,627	$403,934	$431,890
Investment securities:
Securities held to maturity	499	1,274	2,529	3,678	4,166
Securities available for sale, at fair value	1,577,999	1,640,837	1,648,193	1,319,454	1,340,427
Other investments	19,229	23,479	23,047	13,664	14,301
Total investment securities	1,597,727	1,665,590	1,673,769	1,336,796	1,358,894
Loans held for sale	36,968	42,690	70,890	46,321	65,995
Loans:
Acquired credit impaired	551,979	597,274	618,803	578,863	602,481
Acquired non-credit impaired	3,076,424	3,274,938	3,507,907	1,455,555	1,585,981
Non-acquired	7,197,539	6,762,512	6,492,155	6,230,327	5,992,393
Less allowance for non-acquired loan losses	(47,874)	(45,203)	(43,448)	(41,541)	(40,149)
Loans, net	10,778,068	10,589,521	10,575,417	8,223,204	8,140,706
Other real estate owned ("OREO")	17,222	11,073	11,203	13,527	14,430
Premises and equipment, net	245,288	253,605	255,565	198,146	201,539
Bank owned life insurance	227,588	226,222	225,132	151,402	150,476
Deferred tax asset	48,853	46,736	45,902	41,664	39,921
Mortgage servicing rights	35,107	34,196	31,119	29,937	29,930
Core deposit and other intangibles	69,975	70,376	73,789	50,472	52,966
Goodwill	1,002,722	999,592	999,586	597,236	595,817
Other assets	110,121	105,004	126,590	76,471	71,877
Total assets	$14,566,488	$14,689,109	$14,466,589	$11,169,110	$11,154,441

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,152,828	$3,120,818	$3,047,432	$2,505,570	$2,635,147
Interest-bearing	8,485,461	8,542,280	8,485,334	6,556,451	6,396,507
Total deposits	11,638,289	11,663,098	11,532,766	9,062,021	9,031,654
Federal funds purchased and securities sold under agreements to repurchase	331,969	357,574	286,857	291,099	334,018
Other borrowings	115,754	215,589	216,385	83,307	98,147
Other liabilities	132,109	130,269	121,661	99,858	85,137
Total liabilities	12,218,121	12,366,530	12,157,669	9,536,285	9,548,956

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	92,064	91,958	91,899	73,168	73,148
Surplus	1,811,446	1,807,989	1,807,601	1,136,352	1,134,328
Retained earnings	480,928	452,982	419,847	427,093	401,706
Accumulated other comprehensive loss	(36,071)	(30,350)	(10,427)	(3,788)	(3,697)
Total shareholders' equity	2,348,367	2,322,579	2,308,920	1,632,825	1,605,485
Total liabilities and shareholders' equity	$14,566,488	$14,689,109	$14,466,589	$11,169,110	$11,154,441

Common shares issued and outstanding	36,825,556	36,783,438	36,759,656	29,267,369	29,259,264

At June 30, 2018, the Company’s total assets were $14.6  billion, a decrease of $122.6 million from March 31, 2018, and an increase of $3.4 billion, or 30.6%  from June 30, 2017.  During the second quarter of 2018,  cash and cash equivalents decreased by $247.7 million.  This was the result of a decline in total deposits, other borrowings, federal funds purchased and securities sold under repurchase agreements on the liability side, and total loans increasing by $191.6 million, or 7.2% annualized, as nonacquired loans increased by $435.0 million, and acquired loans declined by $243.5 million.  Partially offsetting these uses of cash was a decline in investment securities by $67.9 million.

The Company’s book value per common share increased to $63.77 per share at June 30,  2018, compared to $63.14 at March 31, 2018 and $54.87 at June 30, 2017.   The increase in capital during the second quarter of 2018 of $25.8 million was related to net income totaling $40.5 million, partially offset by $12.5 million dividend paid to shareholders.  AOCI reduced capital by $5.7 million.  Tangible book value (“TBV”) per common share increased by $0.59 per share to $34.64 at June 30, 2018, compared to $34.05 at March 31, 2018,  and increased by $1.94 per share, or 5.9%, from $32.70 at June 30, 2017.  The  quarterly increase of $0.59 per share in tangible book value was the result of (1) earnings per share, excluding amortization of intangibles, of  $1.18, offset by the dividend paid to shareholders of $0.34 per share;  (2) a decrease in AOCI of $0.16 per share; (3) an increase from the exercise of stock options and issuance of stock related to employee stock purchase plan of $0.09 per share; and (4) a decrease of  $0.18 per share due to additional goodwill and core deposit intangible from the revaluation of PSTB acquired assets and liabilities performed in the second quarter of 2018.

“We continue to absorb and realign the 60% growth in assets from our two mergers in 2017, and this strategy is producing a core balance sheet both in terms of loans and funding,” said John C. Pollok, CFO. “The result of this balanced earnings equation creates tremendous optionality moving forward.”

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
PERFORMANCE RATIOS	2018	2018	2017	2017	2017	2018	2017
Return on average assets (annualized)	1.12%	1.19%	0.08%	1.25%	1.15%	1.15%	0.92%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.45%	1.44%	1.33%	1.28%	1.25%	1.45%	1.25%
Return on average equity (annualized)	6.96%	7.41%	0.51%	8.57%	7.98%	7.18%	6.39%
Adjusted return on average equity (annualized) (non-GAAP) (3)	9.06%	8.98%	8.75%	8.73%	8.69%	9.02%	8.68%
Return on average tangible common equity (annualized) (non-GAAP) (7)	13.79%	14.69%	1.59%	14.93%	14.16%	14.23%	11.56%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	17.68%	17.60%	15.83%	15.21%	15.34%	17.64%	15.44%
Efficiency ratio (tax equivalent)	65.63%	66.67%	68.01%	58.79%	62.18%	66.16%	69.57%
Adjusted efficiency ratio (non-GAAP) (9)	57.26%	60.04%	56.29%	57.64%	59.00%	58.65%	60.14%
Dividend payout ratio (2)	30.93%	28.68%	399.30%	27.56%	30.33%	29.78%	38.53%
Book value per common share	$63.77	$63.14	$62.81	$55.79	$54.87
Tangible common equity per common share (non-GAAP) (7)	$34.64	$34.05	$33.61	$33.66	$32.70

CAPITAL RATIOS
Equity-to-assets	16.12%	15.81%	15.96%	14.62%	14.39%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.45%	9.20%	9.23%	9.36%	9.11%
Tier 1 common equity (6)	12.0%	11.8%	11.6%	12.1%	11.9%
Tier 1 leverage (6)	10.6%	10.5%	10.4%	10.3%	10.1%
Tier 1 risk-based capital (6)	13.0%	12.8%	12.6%	12.9%	12.8%
Total risk-based capital (6)	13.4%	13.3%	13.0%	13.5%	13.3%

OTHER DATA
Number of branches	169	179	182	129	129
Number of employees (full-time equivalent basis)	2,654	2,700	2,719	2,255	2,261

Asset Quality

	Ending Balance
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2018	2018	2017	2017	2017
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$14,870	$14,307	$14,831	$12,896	$13,499
Non-acquired OREO and other nonperforming assets	8,179	2,363	2,536	6,330	4,633
Total non-acquired nonperforming assets	23,049	16,670	17,367	19,226	18,132
Acquired
Acquired nonperforming loans	9,590	8,233	9,447	6,401	5,793
Acquired OREO and other nonperforming assets	9,527	9,139	9,263	7,846	10,439
Total acquired nonperforming assets	19,117	17,372	18,710	14,247	16,232
Total nonperforming assets	$42,166	$34,042	$36,077	$33,473	$34,364

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
	2018	2018	2017	2017	2017	2018	2017
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.67%	0.67%	0.67%	0.67%	0.67%	0.67%	0.67%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	321.95%	315.95%	292.95%	322.12%	297.42%	321.95%	297.42%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.01%	0.02%	0.02%	0.04%	0.05%	0.02%	0.05%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.14%	0.02%	0.07%	0.00%	0.10%	0.08%	0.09%
Total nonperforming assets as a percentage of total assets	0.29%	0.23%	0.25%	0.30%	0.31%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.21%	0.21%	0.23%	0.21%	0.23%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.32%	0.25%	0.27%	0.31%	0.30%
Total nonperforming assets as a percentage of total assets (5)	0.16%	0.11%	0.12%	0.17%	0.16%

Total nonperforming assets increased by $8.1 million to $42.2 million, representing 0.29% of total assets,  an increase of 6 basis points from the balance at March 31, 2018.  The increase was primarily the result of the closing of branches acquired in the Park Sterling merger during the second quarter which increased OREO by $6.0 million.  Non-accrual loans increased by $1.9 million during the quarter, however, remain at very low levels.  The allowance for loan losses as a percentage of non-acquired nonaccrual loans was 322%, up from 316% in the first quarter of 2018.

During the second quarter of 2018, the Company reported $9.6 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $1.4 million from the balance at March 31, 2018; and an increase of $3.8 million higher than the balance at June 30, 2017, due primarily to the overall growth within this loan portfolio.  Additionally, acquired nonperforming OREO and other assets owned increased by $388,000 from the balance at March 31, 2018 and declined by $912,000 from the balance of June 30, 2018.

At June 30. 2018,  the allowance for non-acquired loan losses was $47.9 million, or 0.67%, of non-acquired period-end loans and $45.2 million, or 0.67%, at March 31, 2018, and $40.1 million, or 0.67% at June 30, 2017.  Net charge-offs within the non-acquired portfolio were  $189,000, or 0.01% annualized, in the second quarter of 2018, compared to $367,000 for the first quarter of 2018, or 0.02% annualized.  Second quarter 2017 net charge-offs totaled $756,000, or 0.05% annualized.  The net charge-offs over the past several quarters were primarily from overdraft and ready reserve accounts.  Net charge-offs related to the non-acquired loan portfolio were in a net recovery position over the past four quarters.  During the second quarter of 2018,  the provision for non-acquired loan losses totaled $2.9 million compared to $2.1 million in the  first quarter of 2018, and $2.5 million in the second quarter of 2017.  The non-acquired provision for loan losses in the second quarter of 2018 and first quarter of 2017 resulted primarily from the risk and uncertainties in new and expanded markets resulting from the merger with PSTB.

Net charge offs related to “acquired non-credit impaired loans” were $1.1 million, or 0.14% annualized, in the second quarter of 2018; and the Company recorded a provision for loan losses, accordingly.  This charge off level was primarily the result of a specific relationship, and was not representative of a particular trend within any of our markets.  Net charge-offs in the first quarter of 2018 totaled $169,000,  or 0.02% annualized, and in the second quarter of 2017, net charge-offs totaled $429,000, or 0.10% annualized.

During the second of 2018, the Company recorded net impairment within certain acquired credit impaired loan pools totaling $522,000 compared to $163,000 valuation allowance in the first quarter of 2018.  During the second quarter of 2017, the Company recorded net release of $572,000.  Impairments are recognized immediately and releases are generally spread over time.

Total OREO increased to $17.2 million at June 30, 2018,  up from $11.1 million at March 31, 2018.  The  $6.1 million increase was primarily the result of 10 branches closed during the second quarter of 2018.  The Company expects the OREO balance to decline over the coming quarters as these assets are sold.

Net Interest Income and Margin

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$203,189	$1,218	2.40%	$165,752	$660	1.61%	$266,672	$762	1.15%
Investment securities (taxable)	1,439,334	9,048	2.52%	1,453,480	8,788	2.45%	1,206,992	7,020	2.33%
Investment securities (tax-exempt)	213,712	1,614	3.03%	212,719	1,559	2.97%	188,496	1,397	2.97%
Loans held for sale	32,313	337	4.18%	32,517	307	3.83%	48,171	460	3.83%
Loans	10,723,400	129,515	4.84%	10,604,506	126,734	4.85%	8,040,180	93,140	4.65%
Total interest-earning assets	12,611,948	141,732	4.51%	12,468,974	138,048	4.49%	9,750,511	102,779	4.23%
Noninterest-earning assets	1,934,359			1,960,659			1,321,170
Total Assets	$14,546,307			$14,429,633			$11,071,681

Interest-Bearing Liabilities:
Transaction and money market accounts	$5,203,265	$4,691	0.36%	$5,221,974	$2,893	0.22%	$3,951,515	$1,021	0.10%
Savings deposits	1,459,851	1,160	0.32%	1,443,868	674	0.19%	1,379,719	526	0.15%
Certificates and other time deposits	1,784,269	4,158	0.93%	1,758,223	3,346	0.77%	1,050,225	1,114	0.43%
Federal funds purchased and repurchase agreements	339,917	642	0.76%	343,974	454	0.54%	329,256	240	0.29%
Other borrowings	165,940	1,519	3.67%	225,496	1,708	3.07%	106,413	847	3.19%
Total interest-bearing liabilities	8,953,242	12,170	0.55%	8,993,535	9,075	0.41%	6,817,128	3,748	0.22%
Noninterest-bearing liabilities	3,260,626			3,120,746			2,655,961
Shareholders' equity	2,332,439			2,315,352			1,598,592
Total Non-IBL and shareholders' equity	5,593,065			5,436,098			4,254,553
Total liabilities and shareholders' equity	$14,546,307			$14,429,633			$11,071,681
Net interest income and margin (NON-TAX EQUIV.)		$129,562	4.12%		$128,973	4.19%		$99,031	4.07%
Net interest margin (TAX EQUIVALENT)			4.14%			4.22%			4.13%

Overall Cost of Funds (including demand deposits)			0.40%			0.31%			0.16%

Non-taxable equivalent net interest income was $129.6 million for the second quarter of 2018, a  $589,000 increase from the  first quarter of 2018, resulting from the additional interest income on nonacquired loans, which was mostly offset by a decline in acquired loan interest income and higher interest expense.  The highlights are below:

1.Average balance of non-acquired loans increased by approximately $384.1 million and resulted in non-acquired loan interest income of $70.7 million, a $5.5 million increase from the first quarter of 2018.  The yield on total non-acquired loans was 4.06%  up from 4.01%  in the first quarter of 2018.

2.Acquired loan interest income decreased $2.8 million from the first quarter of 2018, to $58.8 million.  The yield on acquired loans for the second quarter of 2018  was 6.30%, an increase of seven basis points from the first quarter of 2018, while the average balance of acquired loans declined by $265.2 million during the second quarter of 2018.  This decline in average balance was the result of the continued decline of the acquired loan portfolio.  In addition, during the second quarter of 2018, the Company reviewed additional acquired loans acquired in the PSTB merger and adjusted their fair values.  Any future decline in the acquired loan yield will be primarily dependent upon the level of loan pay downs and pay-offs each quarter.  The second quarter of 2018 total loan yield was 4.84%  down from 4.85% in the first quarter of 2018 and up from 4.65% in the second quarter of 2017;

3.Interest expense increased by $3.1 million in the second quarter of 2018 compared to the first quarter of 2018.  This increase was within all categories of funding, except other borrowings.  Deposit rates continued to increase in the rising rate environment and accounted for all of the increase.  Interest expense on other borrowings declined due to the repayment of FHLB advances totaling $100.0 million in the second quarter of 2018.  The rate increased in other borrowings due to the rate paid on trust preferred debt, which is tied to a floating rate (three month LIBOR plus a spread).  Total cost of funds on interest-bearing liabilities was 55 basis points, an increase of 14  basis points from the first quarter of 2018 and up 33 basis points from the second quarter of 2017.  The inclusion of the Park Sterling funding balances resulted in an increase in the Company’s interest-bearing liabilities of approximately $2.1 billion from the second quarter of 2017.

Tax-equivalent net interest margin declined 8 basis points from the first quarter of 2018 and improved by 1 basis point from the second quarter of 2017.  During the second quarter of 2018, the Company’s average total assets increased to $14.5 billion from $14.4 billion at March 31, 2018 and from $11.1 billion at June 30, 2017.  Average earning assets totaled $12.6 billion up $143.0 million compared to the first quarter of 2018.  Average interest-bearing liabilities totaled $9.0 billion for the second quarter of 2018 which was flat compared to the first quarter 2018; and up from $6.8 billion for the second quarter of 2017.  Average non-interest bearing demand deposits increased by $139.9 million during the second quarter of 2018;  and increased by $604.7 million from June 30, 2017, due primarily to the merger with Park Sterling and growth during the past year.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 40 basis points for the second quarter of 2018 compared to 31 basis points in the first quarter of 2018, and compared to 16 basis points in the second quarter of 2017.

Accretable Yield Rollforward (Acquired credit impaired loans)

June 30, 2018

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2018	2018	2017	2017	2017
Balance at beginning of period	$129,857	$133,095	$132,575	$139,283	$149,723

Interest income *	(12,829)	(12,366)	(13,561)	(14,362)	(14,297)
Additions from Georgia Bank & Trust Acquisition	—	—	307	—	—
Additions (decreases) from Park Sterling Bank Acquisition	(1,460)	—	8,829	—	—
Improved cash flows affecting nonaccretable difference	6,381	9,204	5,118	7,756	3,954
Other changes, net	(145)	(76)	(173)	(102)	(97)

Balance at end of period	$121,804	$129,857	$133,095	$132,575	$139,283

*Interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

The table above reflects the quarterly roll forward of the acquired credit impaired loan accretable yield, including a fair value adjustment of $1.5 million recorded in the second quarter of 2018 for the Park Sterling merger.

The Company recognized noncash loan interest income from the discount (fair value adjustment) on the acquired noncredit impaired loan portfolio of $7.6 million, $9.6 million, $6.1 million; $2.2 million; and $3.3 million, respectively during the five quarters.  The remaining balance of the discount on the acquired noncredit impaired loan portfolio totals $43.6 million at June 30, 2018.

Noninterest Income and Expense

	Three Months Ended					Six Months Ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2018	2018	2017	2017	2017	2018	2017
Noninterest income:
Fees on deposit accounts *	$22,612	$22,543	$21,224	$20,143	$19,897	$45,155	$39,398
Mortgage banking income	3,317	4,948	3,744	3,446	5,195	8,265	10,764
Trust and investment services income	7,567	7,514	6,698	6,310	6,452	15,081	12,393
Securities (losses) gains, net	(641)	—	33	525	110	(641)	110
Recoveries of fully charged off acquired loans	2,167	2,975	2,925	1,944	2,171	5,142	3,703
Other	2,503	2,575	2,138	1,367	1,491	5,078	3,165
Total noninterest income	$37,525	$40,555	$36,762	$33,735	$35,316	$78,080	$69,533

Noninterest expense:
Salaries and employee benefits	$55,026	$62,465	$50,735	$47,245	$47,580	$117,491	$96,466
Net occupancy expense	7,815	8,166	6,707	6,214	6,048	15,981	12,436
Information services expense	8,903	9,738	6,686	6,003	6,413	18,641	12,773
Furniture and equipment expense	4,519	4,626	4,146	3,751	3,877	9,145	7,671
Bankcard expense *	311	691	558	443	628	1,002	1,180
OREO expense and loan related	1,037	1,661	1,073	1,753	1,753	2,698	3,895
Business development and staff related	2,765	2,082	2,107	1,728	1,958	4,847	4,028
Amortization of intangibles	3,722	3,413	2,857	2,494	2,495	7,135	5,002
Professional fees	1,898	1,699	1,338	1,265	1,599	3,597	3,372
Supplies, printing and postage expense	1,406	1,392	1,433	1,491	1,570	2,798	3,224
FDIC assessment and other regulatory charges	3,277	1,263	895	918	989	4,540	2,111
Advertising and marketing	1,163	736	1,563	852	989	1,899	1,548
Other operating expenses	4,568	4,235	4,547	3,561	4,075	8,803	7,749
Merger & branch consolidation expense	14,096	11,296	17,621	1,551	4,307	25,392	25,331
Total noninterest expense	$110,506	$113,463	$102,266	$79,269	$84,281	$223,969	$186,786

*The company reclassified network expenses directly related to interchange and transaction fee income out of bankcard expense and into fees on deposit accounts, pursuant to ASC 606, Revenue from Contracts with Customers. This resulted in lower noninterest income and lower noninterest expense in all periods presented as follows:

Reclassification amount	$3,002	$2,963	$2,336	$2,305	$2,258	$5,965	$4,476

Noninterest income totaled $37.5 million during the second  quarter of 2018, a decrease of $3.0 million from the  first quarter of 2018.  The decrease was primarily attributable to mortgage banking income and acquired loan recoveries.  The following provides additional explanations of noninterest income:

•Lower mortgage banking income of $1.6 million, from secondary market which was down $563,000 due to lower sales volume, with more loans being retained on balance sheet; and the income related to the mortgage servicing rights, net of the hedge, declined $1.0 million as treasury rates and spreads compared to mortgage rates were more muted than the sharp increase to both experienced in the first quarter resulting in higher gains in Q1 of 2018;

•Lower recoveries on acquired loans by $808,000; and

•Securities losses on the disposition of certain lower yielding assets totaling $641,000.

Compared to the second quarter of 2017,  noninterest income grew by $2.2 million.  The increase was primarily related to the merger with PSTB:

1.Higher trust and investment services income of $1.1 million,

2.Higher fees on deposit accounts with more customers from the merger totaling $2.7 million, and

3.Higher other income of $1.0 million from cash surrender value of bank owned life insurance and capital markets income.

4.These increases were partially offset by $1.9 million decline in mortgage banking income from the secondary market aspect of our mortgage line of business; and

5.Securities losses recorded in 2Q 2018 of $641,000 compared to $110,000 gain from 2Q 2017.

Noninterest expense was $110.5 million in the second quarter of 2018,  a decrease of $3.0 million from $113.5 million in the first quarter of 2018.  Merger and conversion related expense increased $2.8 million from the cost incurred in the first quarter of 2018, as the system conversion related to the Park Sterling merger was completed and 10 branches were closed during the second quarter of 2018.  Salaries and employee benefits declined $7.4 million due primarily to:

(1) Payment of $2.8 million in bonuses to employees 1Q 2018;

(2) Reduced payroll taxes (FICA and unemployment taxes) totaling $2.3 million; and

(3) Fewer FTEs resulting in  lower salary & benefits totaling $2.0 million

FDIC assessment and other regulatory charges increased by $2.0 million in the second quarter of 2018 compared to the first quarter of 2018.  The normal quarterly expense is expected to be approximately $2.3 million given our current asset size and risk within the balance sheet.  Many other expenses came in lower than the prior quarter, which is reflective of the conversion and the closure of 10 branches during the quarter.

Compared to the second quarter of 2017, noninterest expense was  $26.2 million higher.  The net increase was primarily due to five categories of expense:  (1)  salaries and benefits increased $7.4 million due primarily to the additional employees from Park Sterling and the related benefits and incentives,  (2)  information services increased $2.5 million due primarily to the branches added from Park Sterling,  (3)  net occupancy and furniture and equipment expense increased by $1.8 million and $642,000, respectively, due to the addition of branches added from Park Sterling,  (4) $2.3 million increase in the FDIC assessment related to exceeding $10.0 billion in assets, and (5) amortization of intangibles increased $1.2 million from additional core deposit intangible related to Park Sterling.   Merger-related and conversion cost increased $9.8 million.  In the second quarter of 2017, these cost were primarily related to the merger with Southeastern Bank Financial Corporation, compared to PSTB conversion/merger-related cost in the second quarter of 2018.

South State Corporation will hold a conference call tomorrow,  July 31, 2018  at 10 a.m. Eastern Time,  during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10121321.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning July 31, 2018 by 2:00 p.m.  Eastern Time until 9:00 a.m. on August 14, 2018.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10121321.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $14.6  billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance

or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30,	Mar.31,	Dec. 31,	Sept. 30,	June 30,	June 30,	June 30,
RECONCILIATION OF GAAP TO Non-GAAP	2018	2018	2017	2017	2017	2018	2017
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$40,459	$42,326	$2,421	$35,046	$31,823	$82,785	$50,087
Securities losses (gains), net of tax	505	—	(22)	(349)	(73)	505	(73)
Provision for income taxes - Deferred Tax Asset Write-Off	613	—	26,558	—	—	613	—
Merger and branch consolidation/acq. expense, net of tax	11,112	8,918	12,431	1,031	2,870	20,030	18,007
Adjusted net income (non-GAAP)	$52,689	$51,244	$41,388	$35,728	$34,620	$103,933	$68,021

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$1.10	$1.15	$0.08	$1.20	$1.09	$2.25	$1.73
Effect to adjust for securities losses (gains)	0.01	—	(0.00)	(0.01)	(0.00)	0.01	—
Effect to adjust for provision for income tax DTA Write-Off	0.02	—	0.84	—	—	0.02	—
Effect to adjust for merger & branch consol./acq expenses	0.31	0.25	0.39	0.04	0.10	0.56	0.62
Adjusted net income per common share - Basic (non-GAAP)	$1.44	$1.40	$1.31	$1.23	$1.19	$2.84	$2.35

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	1.09	$1.15	$0.08	$1.19	$1.08	$2.24	$1.71
Effect to adjust for securities losses (gains)	0.01	—	(0.00)	(0.01)	(0.00)	0.01	0.00
Effect to adjust for provision for income tax DTA Write-Off	0.02	—	0.83	—	—	0.02	—
Effect to adjust for merger & branch consol./acq expenses	0.31	0.24	0.39	0.04	0.10	0.55	0.62
Adjusted net income per common share - Diluted (non-GAAP)	$1.43	$1.39	$1.30	$1.22	$1.18	$2.82	$2.33

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	1.12%	1.19%	0.08%	1.25%	1.15%	1.15%	0.92%
Effect to adjust for securities losses (gains)	0.01%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%
Effect to adjust for provision for income tax DTA Write-Off	0.02%	0.00%	0.85%	-0.01%	0.00%	0.01%	0.00%
Effect to adjust for merger & branch consol./acq expenses	0.30%	0.25%	0.40%	0.04%	0.10%	0.28%	0.33%
Adjusted return on average assets (non-GAAP)	1.45%	1.44%	1.33%	1.27%	1.25%	1.45%	1.25%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	6.96%	7.41%	0.51%	8.57%	7.98%	7.18%	6.39%
Effect to adjust for securities losses (gains)	0.09%	0.00%	0.00%	-0.09%	-0.02%	0.04%	-0.01%
Effect to adjust for provision for income tax DTA Write-Off	0.11%	0.00%	5.62%	0.00%	0.00%	0.11%	0.00%
Effect to adjust for merger & branch consol./acq expenses	1.90%	1.57%	2.62%	0.25%	0.73%	1.69%	2.30%
Adjusted return on average equity (non-GAAP)	9.06%	8.98%	8.75%	8.73%	8.69%	9.02%	8.68%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	6.96%	7.41%	0.51%	8.57%	7.98%	7.18%	6.39%
Effect to adjust for securities losses (gains)	0.09%	0.00%	0.00%	-0.09%	-0.02%	0.04%	-0.01%
Effect to adjust for provision for income tax DTA Write-Off	0.11%	0.00%	5.62%	0.00%	0.00%	0.11%	0.00%
Effect to adjust for merger & branch consol./acq expenses	1.91%	1.56%	2.63%	0.25%	0.72%	1.74%	2.30%
Effect to adjust for intangible assets	8.61%	8.63%	7.07%	6.48%	6.66%	8.57%	6.76%
Adjusted return on average common tangible equity (non-GAAP)	17.68%	17.60%	15.83%	15.21%	15.34%	17.64%	15.44%

Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$63.77	$63.14	$62.81	$55.79	$54.87
Effect to adjust for intangible assets	(29.13)	(29.09)	(29.20)	(22.13)	(22.17)
Tangible book value per common share (non-GAAP)	$34.64	$34.05	$33.61	$33.66	$32.70

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	16.12%	15.81%	15.96%	14.62%	14.39%
Effect to adjust for intangible assets	-6.67%	-6.61%	-6.73%	-5.26%	-5.28%
Tangible equity-to-tangible assets (non-GAAP)	9.45%	9.20%	9.23%	9.36%	9.11%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the second quarter of 2018 and the fourth quarter of 2017.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $14.1 million, $11.3 million, $17.6 million, $1.6 million, and $4.3 million, for the quarters ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively; and (b) securities (losses) gains, net of ($641,000),  $33,000,  $525,000 and $110,000 for the quarter ended June 30, 2018, December 31, 2017, September 30, 2017 and June 30, 2017.  In the second quarter of 2018 and the fourth quarter of 2017, the Company revalued its net deferred tax assets with the Tax Act of 2017 with an increase in our income tax provision of $613,000 and $26.6 million, respectively.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	June 30, 2018 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of  $7.6 million, $9.6 million, $6.1 million, $2.2 million, and $3.3 million, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses) and OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. South State Corporation (“South State”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against South State or Park Sterling Corporation (“Park Sterling”); (2) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; (3) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (4) diversion of management’s attention from ongoing business operations and opportunities; (5) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (6) South State’s ability to complete the integration of Park Sterling successfully; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, with risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (20) greater than expected noninterest expenses; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; and (26) other risks and uncertainties disclosed in South State’s or Park Sterling’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State or Park Sterling with or to the SEC after the filing of such Annual Reports on Form 10-K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.